Exhibit 16.1

March 28, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 28, 2023, of Near Intelligence, Inc. (formerly known as “KludeIn I Acquisition Corp.”) and are in agreement with the statements contained in the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Marcum LLP

Hartford, CT

March 28, 2023